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                                                               EXHIBIT NO. 99.10

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY

              500 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116-3741
           (617) 954-5182/FACSIMILE (617) 954-7760 jbordewick@mfs.com

JAMES R. BORDEWICK, JR.
Senior Vice President and
Associate General Counsel

                                                                  April 27, 1998

MFS Growth Opportunities Fund
500 Boylston Street
Boston, MA  02116

Gentlemen:

         I am a Senior Vice President and Associate General Counsel of Massachusetts Financial Services Company, which serves as investment adviser to MFS Growth Opportunities Fund (the "Fund"), and the Assistant Secretary of the Fund. I am admitted to practice law in The Commonwealth of Massachusetts. The Fund was created under a written Declaration of Trust dated March 4, 1985, executed and delivered in Boston, Massachusetts, as amended and restated February 17, 1995 (the "Declaration of Trust"). The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         I am of the opinion that the legal requirements have been complied with in the creation of the Fund, and that said Declaration of Trust is legal and valid.

         Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Fund for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under
Article VI, Section 6.1, it is provided that the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited.

         By vote adopted on January 18, 1995, the Trustees of the Fund determined to sell to the public the authorized but unissued shares of beneficial interest of the Fund for cash at a price which will net the Fund (before taxes) not less than the net asset value thereof, as defined in the Fund's By-Laws, determined next after the sale is made or at some later time after such sale.

         The Fund has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933 (the "Shares").

         I am of the opinion that all necessary Fund action precedent to the issue of all the authorized but unissued Shares of beneficial interest of the Fund has been duly taken, and that all the Shares were legally and validly issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Fund of the cash consideration therefor in accordance with the terms of the January 18, 1995 vote of the Trustees described above, except as described below. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sale of the Shares.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Fund or the Trustees. The Declaration of Trust provides for indemnification out of the Fund property for all loss and expense of any shareholder held personally liable for the obligations of the Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund itself would be unable to meet its obligations.

         I consent to your filing this opinion with the Securities and Exchange Commission.

                                                         Very truly yours,

                                                         JAMES R. BORDEWICK, JR.
                                                         James R. Bordewick, Jr.

JRB/bjn